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                                                                 EXHIBIT 10.12

                    GLOBALSCAPE, INC. CONSULTING AGREEMENT

Read this agreement carefully. If you sign this, you are agreeing that GlobalSCAPE owns any work you do while you are a consultant for GlobalSCAPE and that you will not compete with or work for GlobalSCAPE's competitors after the termination of this agreement. You also agree to keep GlobalSCAPE's business information confidential.

GlobalSCAPE wants you to sign this Consulting Agreement for two reasons:

 .   to clearly state the terms of our agreement;

 .   to protect GlobalSCAPE's business information --

     GlobalSCAPE's business depends on confidential information that it has developed through hard work over many years. You will have access to this information and will help develop it while you work for GlobalSCAPE. Our competitors would like to have this information without having to invest the same time, money and effort that we did. If you ever work for a GlobalSCAPE competitor, or become a competitor, it is almost inevitable that you will take this knowledge with you and use it. Even though you may not intentionally disclose our confidential business information, you or your employer will benefit from this information. Therefore, we do no want you to leave here and immediately go to work for one of our competitors or compete with us.

1. Services. GlobalSCAPE will ask you to perform services that are consistent with your experience and abilities. You agree to perform these services in a professional manner, and to devote no less than 40 hours per week to the performance of these services.

2.   Terms.

     Effective Date:  [first day of a pay period]

     Weekly Fee:      $1250 to be paid in two week increments corresponding to
                      our payroll schedule

     Term: initial term of 26 calendar weeks, automatically renewing at end of initial term for successive 12 week terms until either party gives notice of termination prior to end of a term

You are an independent contractor of GlobalSCAPE and not an employee. We will not supervise the time and manner of your performance of the services. GlobalSCAPE will pay payroll taxes and withhold taxes from your Weekly Fee as if you were an employee in order to avoid any risk of non-compliance with tax laws. You are not eligible to participate in any employee benefit program GlobalSCAPE offers to its employees.

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3.  Confidentiality. You agree that during the term of this agreement and following its termination you will never disclose our confidential information to any person. Our confidential information is information which we keep confidential and includes:

     .   software code and any other copyrightable works
     .   product concepts
     .   development plans
     .   marketing and advertising strategies
     .   research and development strategies
     .   techniques and systems for developing and supporting products
     .   approaches to evaluating projects and potential projects
     .   identities of our customers and distributors
     . identities of our suppliers, independent contractors, and outside developers
     . identities of our employees to a person who will likely use that information to solicit them to work somewhere else
     .   any business information which gives us an advantage over our competitors
     .   any non-public financial information

You agree that you will not retain [or] take any confidential information upon the termination of this agreement, and you will return any confidential information in your possession that you have taken from GlobalSCAPE's premises.

4. We own your work. You agree that GlobalSCAPE will own all of the rights to the following, whether you prepare these alone or with others:

 . your original works of authorship, including software code, user instructions, marketing materials and any other tangible work product, including the copyright in these works (even if they were prepared prior to signing this agreement);

 . inventions or discoveries that are useful to GlobalSCAPE in its current or contemplated business that you make during the term of this Agreement or within six months after termination of this agreement, including any patent that you acquire or have the right to acquire (even if these inventions or discoveries were made prior to signing this agreement such as your work and inventions in connection with the software known as CuteMX); and

 .  your contribution to GlobalSCAPE's confidential information described above
   (even if this contribution was made prior to signing this agreement).

You agree that you will cooperate with GlobalSCAPE in completing documents, providing information, and doing other things needed to transfer these rights to GlobalSCAPE and to patent any invention or discovery. If you are required to help GlobalSCAPE transfer these rights after termination of this agreement, we will pay you reasonable compensation for the time you spend helping us. GlobalSCAPE will pay you

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an additional $500 upon the filing of any patent application for any invention of yours owned by GlobalSCAPE under the terms of this agreement. You will be listed as the inventor on any patent application filed by GlobalSCAPE for any invention of yours. You acknowledge that this is valuable to you to be listed as an "inventor" on a patent and you might not otherwise have the funds needed to pay the legal and other expenses needed to file a patent application or obtain a patent.

5. You Will Not Work for Our Competitors or Compete With Us. During the term of this agreement and for six months following termination of this agreement, you agree that you will not work for our competitors or be a competitor yourself. A"competitor" is any person or company anywhere in the world who sells or develops any of the following software: FTP, HTML, image mapper, compression, media file sharing, chat, multimedia player, or any other product that is developed or sold by GlobalSCAPE, or is planned or proposed to be developed or sold by GlobalSCAPE, while you work for GlobalSCAPE. However, you may work for a competitor if you do not work on competing products, do not work in the same physical location as the employees of the competitor who work on competing products, and do not communicate with those employees about those products. You also agree that during the term of this agreement and for six months following termination of this agreement, you will not solicit any of our employees, suppliers, outside developers, distributors, or other contractors to provide goods or services to any other person or company (including yourself), and you will not solicit our customers to purchase any goods or services from any other person or company (including yourself). You agree that you will never encourage any of these people to stop doing business with GlobalSCAPE, and that you will inform us if you are having conversations with any of these people about doing business with them.

6. Confidential Information of Others. You must try not to use any other person's confidential business information in your work for GlobalSCAPE against that person's wishes. We acknowledge that in our business it is sometimes difficult to decide if it is right to use certain information. If you are unsure, you should ask us. It is not necessarily right to use information just because it is available publicly. If you are under a non-competition agreement with another person or company, you must tell us. If GlobalSCAPE is sued because of you knowingly use another person's confidential information against their wishes or in violation of an agreement you have with them, you will pay us back any money we have to pay because of the suit, including our legal bill.

7. Supplies and Expenses. GlobalSCAPE will provide an allowance for supplies and equipment of $100 per two weeks. You may elect to receive the allowance in cash, or in lieu of the cash payment to perform the services on GlobalSCAPE's premises using its equipment and supplies. GlobalSCAPE will reimburse you for travel related expenses for travel outside of the San Antonio metropolitan area, but will not reimburse you for any other travel expenses.

8. Insurance. You agree to carry worker's compensation insurance in the amount required by law for any of your employees, and to maintain business use automobile

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liability insurance. You will provide us with proof of automobile liability and worker's compensation insurance as requested.

9. Remedies. If you have been granted stock options and you violate the terms of this agreement, your stock options will be void. The harm that GlobalSCAPE will suffer if you violate this agreement may be difficult or impossible to calculate in terms of money; therefore you agree that if you violate this agreement an injunction or other court order requiring you to comply with this agreement is appropriate. The law gives us some ownership in your work and forbids you from doing some of the things you promise not to do in this agreement, even if you had not signed this agreement. By signing this agreement, we do not give up any remedy we have against you by law.

10. Texas Law Applies to This Agreement. You may live in places other than Texas while you work for GlobalSCAPE. We want to be sure that this agreement will be applied consistently wherever you work, so you agree that this agreement will be governed by the laws of the State of Texas.

11. Arbitration. You and GlobalSCAPE agree that any dispute arising in connection with your employment or this Agreement shall be settled by arbitration before the American Arbitration Association in San Antonio, Texas. Our agreement to arbitrate does not prevent GlobalSCAPE from seeking an injunction as described in paragraph 6.

12. This Agreement is the Only Agreement/No Oral Modification. This agreement takes the place of any other agreement you have with GlobalSCAPE, either verbal or written. This agreement may not be amended except in writing.

By signing below, you agree to all of these terms.


                                        GlobalSCAPE, Inc.


/s/ David Christal                      /s/ Sandra Poole-Christal
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David Christal                          Sandra Poole-Christal, President
Date:  2-22-00                          Date:  2-22-00
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